FIRST TRUST EXCHANGE-TRADED FUND VI
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                 August 9, 2012


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


       Re:   Multi-Asset Diversified Income Index Fund and
             First Trust NASDAQ Technology Dividend Index Fund (the "Funds")


Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund VI (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-182308), filed on August 9, 2012, so that the same may become effective at 2:00 p.m., Eastern Time on August 10, 2012, or as soon thereafter as practicable.

                                       Very truly yours,

                                       First Trust Exchange-Traded Fund VI

                                       By: /s/ W. Scott Jardine
                                           -------------------------------------
                                           W. Scott Jardine, Secretary


                                       First Trust Portfolios L.P.

                                       By: /s/ W. Scott Jardine
                                           -------------------------------------
                                           W. Scott Jardine, Secretary